Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces First Quarter 2006 Results

Record Revenues of $14.8 million, up 59%
Record Net Income of $3.0 million, up 218%

HAMILTON, Bermuda, May 9, 2006--CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California, today announced results for the first quarter of 2006, ended March 31, 2006.

First Quarter 2006

Net income for the first quarter of 2006 was $3.0 million, or $0.19 per diluted share, up 218% from net income of $1.0 million, or $0.09 per diluted share in the first quarter of 2005.  Earnings per diluted share in the first quarter reflect a 6,091,674 increase in fully diluted weighted average shares due to the Company’s Initial Public Offering (“IPO”) on December 27, 2005.

Total revenues reached a record $14.8 million in the first quarter of 2006, up 59% from $9.3 million in the same quarter of 2005.  Fee-based management services revenues increased 27%, to $9.7 million.  Net reinsurance premiums increased 167%, to $4.3 million, primarily due to the new quota share arrangement entered into by the Company’s subsidiary, Twin Bridges (Bermuda) Ltd. (“Twin Bridges”).  Investment income was $0.8 million, up from approximately $21,000 in the first quarter of 2005.

Total expenses increased 42%, to $11.8 million, compared to $8.3 million in the first quarter of 2005.  This increase was primarily due to higher compensation expenses due to increased staffing needs and higher selling, general and administrative expenses, higher loss and loss adjustment expenses and policy acquisition costs associated with the significant increase in reinsurance premiums.

The combined ratio (total losses and expenses as a percentage of net premiums earned) for the reinsurance segment for the first quarter of 2006 was 55.8%, compared to 74.3% in the same quarter of 2005.

Commenting on the quarter, Daniel G. Hickey, Jr., Co-CEO of CRM said, “Our strong first quarter performance was primarily driven by growth in our reinsurance business.  Our new quota share arrangement, combined with the influx of capital to Twin Bridges following our IPO provided the platform for significant growth in revenues and pre tax income.  Our fee-based services business also made a positive contribution in the first quarter of 2006, but to a lesser extent than anticipated due to soft market conditions in California.”

Segment Results

Fee-based management services business

In the first quarter of 2006, revenues in the fee-based management services segment increased 27% to $9.7 million as compared to $7.7 million in the first quarter of 2005.  The majority of this growth was due to increased business in the California market.  Revenues from groups in California were $3.3 million in the first quarter of 2006, up 97% from the first quarter of 2005.  In New York, revenues increased to $6.4 million in the first quarter of 2006, up 7% from $6.0 million in the same quarter of 2005.

Income before taxes from the fee-based management services segment for the first quarter of 2006 was $0.7 million versus $0.5 million in the first quarter 2005, representing 24% and 55% of total Company income before taxes in the first quarters of 2006 and 2005, respectively.

Reinsurance Segment

In the first quarter of 2006, revenues in the reinsurance segment before investment income increased 167% to $4.3 million, as compared to $1.6 million in the first quarter of 2005.  This was primarily due to Twin Bridges’ amended quota share arrangement, coupled with growth of premiums in self insured groups, which took effect December 1, 2005.

Income before taxes from the reinsurance segment was $2.5 million, or 84% of Company income before taxes, versus $0.4 million, or 45% of Company income before taxes in the first quarter of 2005.

Martin D. Rakoff, Co-CEO of CRM Holdings, Ltd., said “In the first quarter of 2006, our fee-based workers’ compensation businesses in both New York and California grew more slowly than anticipated.  In California, rate decreases impacted our premiums under management by about 22%.  Despite these challenges, we believe California presents attractive opportunities for long-term growth.  We increased our total number of group members in California by 10% in the first quarter of 2006, and we plan to dedicate additional resources to gain market share over the remainder of the year.”

Outlook for 2006

Concluded Mr. Hickey, “Thus far, 2006 has presented some challenges to the growth of our fee-based business.  Nonetheless, the fundamentals of our business model remain sound and we believe the longer term prospects remain similar to those we envisioned at the start of the year.  As we progress through 2006, we will counter the impact of soft market conditions on the West Coast by increasing the pace of our other growth initiatives.  In California, we are increasing broker appointments and working on additional programs.  We also plan to expand into new states such as Texas and pursue potential strategic acquisitions of groups in our existing markets.  The expansion of our reinsurance business also remains a top priority over the balance of the year.  These initiatives, if realized, will provide opportunities for additional revenues and net income in 2006 not accounted for in our current guidance.”

For the full-year 2006, the Company reaffirmed its guidance of revenues in the range of $75.0 to $80.0 million, driven by growth in premiums under management which are expected to reach $250.0 million on an annualized basis by year-end. Diluted earnings per share are expected in the range of $1.14 to $1.25, based on a weighted average of 16.4 million shares outstanding.  The Company also projected book value per share at year-end to be between $5.24 and $5.46, and full-year return on equity between 22% and 27%. The Company adjusted its guidance for the combined ratio at Twin Bridges to be in the range of 60% to 70% for the full year.

Conference Call

The company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, May 9, 2006 to discuss its financial results for its fiscal year 2006 first quarter, ended March 31.  Hosting the call will be Daniel G. Hickey, Jr., Chairman and Co-Chief Executive Officer, Martin D. Rakoff, Deputy Chairman and Co-Chief Executive Officer, James J. Scardino, Chief Financial Officer, and senior members of the management team.  The conference call will be broadcast live over the internet and can be accessed by all interested parties at CRM’s web site at http://www.CRMHoldingsLtd.bm/events.cfm.  To listen to the call please go to this web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days.  A digital replay of the call will also be available on Tuesday, May 9 at approximately 1:00 p.m. Eastern Time through Tuesday, May 16 at midnight Eastern Time.  Dial 888-203-1112 and enter the conference ID number 7264457.  International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM is a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California. CRM has been in the business of forming and managing self-insured groups in New York since 1999 and, in 2003, the business was expanded into California. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document.  Such risks and uncertainties are discussed in the company’s Form 10-K for the year ended December 31, 2005 and in other documents filed by the company with the Securities and Exchange Commission.  We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste 2050
Los Angeles, CA  90024
(310) 231-8600 ext. 117

(financial tables follow)
# # #

Table 1

CRM Holdings, Ltd.
Consolidated Balance Sheets

	March 31, 2006	December 31, 2005

	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available-for-sale	$71,336,571	$8,185,367
Cash and cash equivalents	3,054,059	67,922,802
Cash and cash equivalents, restricted	1,031,564	884,727
Premiums receivable	9,328,483	2,648,455
Accounts receivable	2,463,752	2,066,897
Deferred policy acquisition costs	2,223,130	441,770
Property and equipment, at cost (less accumulated depreciation of $702,016 and $650,663)	1,042,555	971,037
Loans receivable	411,585	412,335
Deferred income taxes	49,200	5,200
Prepaid expenses and other assets	1,021,131	377,350

Total assets	$91,962,030	$83,915,940

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$7,313,522	$6,279,744
Unearned reinsurance premiums	7,708,825	1,493,911
Unearned management fees	941,082	387,974
Unearned commission income	805,095	931,331
Borrowings under credit facilities	68,743	82,512
Fees payable to general agents and brokers	556,641	585,788
Accrued IPO costs	—	2,410,961
Other accrued expenses	2,528,736	2,813,589

Total liabilities	19,922,644	14,985,810

Common Stock
Authorized 50,000,000,000 shares; $.01 par value; 15,457,115 common shares issued and outstanding;	154,571	154,571
790,000 Class B shares issued and outstanding	7,900	7,900
Additional paid-in capital	66,155,777	66,057,076
Retained earnings	5,742,069	2,716,735
Accumulated other comprehensive loss	(20,931)	(6,152)

Total shareholders’ equity	72,039,386	68,930,130

Total liabilities and shareholders’ equity	$91,962,030	$83,915,940

Table 2

CRM Holdings, Ltd.
Consolidated Statements of Income (Unaudited)

	Three months ended March 31,

	2006	2005

Revenues
Management fees	$7,830,346	$6,728,848
Commission income	1,865,094	930,842

Fee-based management services:	9,695,440	7,659,690
Net reinsurance premiums earned	4,310,687	1,617,000
Investment income	782,633	20,719

Total revenues	14,788,760	9,297,409

Expenses
Losses and loss adjustment expenses	1,033,778	653,168
Fees paid to general agents and brokers	2,752,978	3,079,136
Policy acquisition costs	1,291,610	478,171
Selling, general and administrative expenses	6,709,546	4,132,662
Interest expense	28,514	3,136

Total expenses	11,816,426	8,346,273

Income before taxes	2,972,334	951,136
Income tax benefit (1)	(53,000)	—

Net Income	$3,025,334	$951,136

Basic earnings per share	$0.19	$0.09
Diluted earnings per share	$0.19	$0.09
Weighted average shares outstanding (2)
Basic	16,247,115	10,247,115
Fully diluted	16,338,789	10,247,115

(1)	Prior to its initial public offering in December 2005, the company was organized as a limited liability company and not subject to income tax on its U.S. entities.
(2)	Weighted average shares for the quarter ended March 31, 2005 reflect the additional 8.85 million shares offered in the Company’s initial public offering on December 21, 2005.

Table 3

CRM Holdings Ltd.
Consolidated Statements of Cash Flow (Unaudited)

	Three months ended March 31,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,025,334	$951,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,383	51,223
Amortization of unearned compensation, restricted stock	98,701	—
Amortization of discounts on fixed maturities	(179,111)	—
Deferred income tax benefit	(44,000)	—
Changes in:
Cash and cash equivalents, restricted	(146,837)	(738,384)
Premiums receivable	(6,680,028)	12,079
Accounts receivable	(396,855)	(508,253)
Deferred policy acquisition costs	(1,781,360)	170,982
Prepaid expenses and other assets	(643,781)	60,993
Reserve for losses and loss adjustment expenses	1,033,778	653,168
Unearned reinsurance premiums	6,214,914	(578,200)
Unearned management fees	553,108	163,332
Unearned commission income	(126,236)	(83,747)
Fees payable to general agents and brokers	(29,147)	(338,804)
Other accrued expenses	(284,854)	581,596

Net cash provided by operating activities	665,009	397,121

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed maturity securities available-for-sale	(82,066,872)	—
Proceeds from sales and maturities of fixed maturities available-for-sale	19,080,000	—
Property and equipment, at cost	(122,900)	(83,822)
Loans receivable, net	750	133,940

Net cash (provided by) used in investing activities	(63,109,022)	50,118

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in accrued IPO costs	(2,410,961)	—
Net borrowings under credit facilities	(13,769)	(19,312)
Distributions paid to LLC Members	—	(1,780,430)

Net cash used in financing activities	(2,424,730)	(1,799,742)

Net decrease in cash	(64,868,743)	(1,352,503)
Cash and cash equivalents
Beginning	67,922,802	1,584,083

Ending	$3,054,059	$231,580

Table 4

CRM Holdings, Ltd.
Income By Segment

	Three months ended March 31, 2006

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$7,830,346	$—	$—	$7,830,346
Commissions	1,865,094	—	—	1,865,094
Net reinsurance premiums	—	4,310,687	—	4,310,687
Investment income	17,564	582,989	182,080	782,633

Total revenues	9,713,004	4,893,676	182,080	14,788,760

Expenses:
Underwriting expenses	—	2,325,388	—	2,325,388
Interest expense	28,514	—	—	28,514
Depreciation and amortization	51,383	—	—	51,383
Operating expenses	8,918,457	80,263	412,421	9,411,141

Total expenses	8,998,354	2,405,651	412,421	11,816,426

Income before taxes	$714,650	2,488,025	$(230,341)	2,972,334

Total Assets	$5,954,409	$69,093,749	$16,913,872	$91,962,030

	Three months ended March 31, 2005

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$6,728,848	$—	$—	$6,728,848
Commissions	930,842	—	—	930,842
Net reinsurance premiums	—	1,617,000	—	1,617,000
Investment income	4,873	15,846	—	20,719

Total revenues	7,664,563	1,632,846	—	9,297,409

Expenses:
Underwriting expenses	—	1,131,339	—	1,131,339
Interest expense	3,136	—	—	3,136
Depreciation and amortization	51,223	—	—	51,223
Operating expenses	7,090,143	70,432	—	7,160,575

Total expenses	7,144,502	1,201,771	—	8,346,273

Income before taxes	$520,061	$431,075	$—	$951,136

Total Assets	$2,096,938	$10,176,113	$—	$12,273,051

Table 5

CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended March 31,

	2006	2005

Revenues from Fee-Based Management Services	$9,695,440	$7,659,690
New York	6,401,475	5,987,253
California	3,293,965	1,672,437
Revenues from Reinsurance	4,310,687	1,617,000
New York	1,676,524	1,254,400
California	2,634,163	362,600
Investment Income	782,633	20,719
Total Revenues	$14,788,760	$9,297,409

Table 6

CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	March 31,

	2006	2005

Number of Groups
New York	8	8
California	6	4
Number of Group Members
New York	1,974	1,857
California	323	174
Aggregate Annualized Premiums (1)
New York	$117,339,882	$109,954,118
California	$66,696,297	$42,784,371

(1) Aggregate annualized premiums are the annualized total of the actual premiums payable to your groups by their members as in effect at the dates specified.  CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future.  Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed.  Increases and decreased in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as inco me.

Table 7

CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended March 31,

	2006	2005

Net Reinsurance Premiums	$4,310,687	$1,617,000
Loss and Loss Adjustments Expenses	1,033,778	653,168
Underwriting, Acquisition and Insurance Expenses	1,371,873	548,603

Underwriting Profit	$1,905,036	$415,229
Loss Ratio (1)	24.0%	40.4%
Expense Ratio (2)	31.8%	33.9%

Combined Ratio (3)	55.8%	74.3%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3)	The combined ratio is the sum of the loss ratio and the expense ratio.